Exhibit 3.51

[STAMP]

AMENDMENT TO ARTICLES OF INCORPORATION

OF

AVTECH CORPORATION

Articles of Amendment to the Articles of Incorporation of AVTECH CORPORATION, a Washington corporation, are herein executed by the Corporation, pursuant to the provisions of the Revised Code of Washington 23A.16.040 and 23A.16.050, as follows:

1. The name of the corporation is AVTECH CORPORATION.

2. The Amendment to the Articles of Incorporation is as follows:

“ARTICLE X

At each election for directors every shareholder shall have the right to vote in person or by proxy the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. No cumulative voting for one or more directors shall be permitted.”

3. The number of shares outstanding in said Corporation is 450,000 shares of no par value common stock.

4. The number of shares entitled to vote on such Amendment was 450,000.

5. The number of shares voting for the Amendment was 314,823.5 and the number of shares voted against such Amendment was 126,848.5.

6. The Amendment received the required two-thirds vote of the Shareholders and was adopted on March 30, 1984.

DATED this 30th day of March, 1984.

AVTECH CORPORATION

By:	/s/ Robert L. Hancock
Robert L. Hancock
President

By:	/s/ Fred R. Butterworth
Fred R. Butterworth
Secretary